Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Exhibit 99.2

Essex Rental Corp.
Q4’08 and Year End Conference Call
March 30, 2009
7:30 a.m. CT

Operator:
Good day, everyone and welcome to the Essex Rental Corp Fourth Quarter and Year End 2008 Earnings Conference Call.  At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode.  I will now turn the conference over to Ms. Melissa Dixon at The Equity Group, Investor Relations Counsel for Essex Rental Corp, please go ahead, ma’am.

Melissa Dixon:
Good morning, everyone.  Thank you for joining us today.  Our speakers today will be Ron Schad, CEO of Essex Rental Corp and Marty Kroll, CFO of Essex Rental Corp.  Laurence Levy, Chairman of Essex Rental Corp, will make a few introductory remarks and will also be available during the Q&A portion of the call.

Before we get started, I would like to remind everyone that statements made during today’s call might contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those statements include statements regarding intent and belief or current expectations of Essex and its management team.  These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Important factors that could cause actual results to differ materially from Essex’s expectations include without limitation the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides through its subsidiary Essex Crane Rental Corp.  General economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission.  Essex undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

I’d now like to turn the call over to Laurence Levy, Chairman of Essex Rental Corp, please go ahead, Laurence.

Laurence Levy:	Thank you, Melissa. Good morning, everyone and thank you for joining us on today’s call.

On October 31, 2008, Hyde Park Acquisition Corp. consummated its acquisition of Essex Crane Rental Corp., and is now known as Essex Rental Corp.  The results that Ron and Marty will discuss this morning are the operating unaudited results of Essex Crane Rental Corp., which we acquired on October 31, 2008.  Only the last two months of Essex Crane’s operating results are reflected in Essex Rental’s audited consolidated financial statements which we expect to file with the SEC as part of our Annual Report on Form 10-K later today.

We invested in Essex Crane because of its attractive infrastructure oriented end markets, the barriers to entry in its business, its predictable and strong free cash flow characteristics, the long-life and high value retention of its assets and its superb management team.  The financial results that Essex reported this morning validate our investment thesis.  We are very pleased with Essex’s performance especially in the context of the current macro economic environment.  With that, I would like to now turn the call over to Ron Schad, Essex’s CEO.

Ron Schad:	Thank you, Laurence. Good morning, everyone. We are very pleased with Essex Crane’s 2008 results, which were the best in its history.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

For the year ended December 31, 2008, we achieved a 26.6 percent increase in rental revenue to $61.8 million from $48.8 million for the year ended December 31, 2007.  Also in 2008, Rental EBITDA increased by 30.2 percent to $41.8 million after deducting $2.2 million of pro forma public company expenses and excluding one time charges totaling $5.2 million associated with the sale of Essex Crane, versus Rental EBITDA of $32.1 million in 2007.

We believe that over the long-term these earnings levels will continue to grow in large part because they are a direct result of the strategy which this management team has put into place over the last several years.  This strategy includes:

•
rebalancing our fleet mix and repositioning it towards higher lifting capacity cranes which generate higher monthly average rental rates and have higher utilization rates than older, lighter lifting capacity cranes.  These cranes contribute significantly to our profitability and cash flow from operations.

•
We have assembled a fleet of cranes and attachments that focus on providing services to six primary infrastructure orientated end markets including power, industrial/marine, transportation, petrochemicals, waste water treatment and general building.  Within each of these categories, we serve up very broad array of industries.

•
Besides seeking out a broad base of end user projects, we are highly conscious of the geographic concentration of our equipment to ensure that it’s positioned in markets that offer the highest likelihood of the kind of projects that we are targeting.

•
Finally, from a marketing perspective, we proactively identify upcoming work prior to it being awarded to help steer the project to what we believe is the crane configuration that is best suited to the opportunity.  Our marketing strategy gives us good visibility of market demand.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

During the fourth quarter, the challenging commercial credit environment, economic uncertainty and lower oil prices impacted our customers, including downstream power and petrochemical owners who choose to defer certain maintenance projects.  We believe that our national footprint and the diversity of our end markets will help to mitigate the impact of the sluggish economy on Essex Crane’s business.  We also expect that our strategy of investing in higher lift capacity equipment will yield significant future benefits.

During the latter portion of the first quarter of 2009, we have begun to see pick up in quoting activity that is consistent with levels in the same period last year.  Management believes that quoting activity is the best leading indicator for our business.

As we have mentioned, previously the contractual backlog nature of our business provides us with a high level of visibility of future rental revenue and cash flows.  As of December 31, 2008, Essex Crane’s 12-month revenue backlog was approximately $30.3 million, representing 50 percent of our actual 2008 rental revenues.  This committed backlog provides us with some visibility of our future financial performance and particularly during the current uncertain economic times.

Power represented our largest end market served accounting for 31 percent of our 2008 rental revenue.  In 2008, rental revenues in our power segment were significantly higher as a result of alternative energy and environmental projects, in addition to a higher level of traditional power generation projects.  We are continuing to see inquiries in wind projects that had previously been delayed due to lack of funding or concerns related to the extension of tax credits associated with wind power.  We have dedicated a significant amount of capital over the last year for larger cranes that position us well for upcoming work in the wind market.

Industrial marine is our second largest end market, representing 28 percent of our 2008 rental revenue.  Our 2008 revenues from this industry segment were excellent.  As an example of our end market diversity in industrial marine, over the last 24 months our equipment has served over eight different industries.  2008 results were positively impacted by high oil prices and significant demand from fabrication yards.  Thus far in 2009, we have seen some softness in our offshore oil fabrication segment.  Management believes that a higher oil price and a weaker U.S. dollar will result in more work being done on shore and will be favorable for this segment of the business.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Transportation is our third largest end market, accounting for 16 percent of 2008 rental revenue.  Much of our revenues in the transportation market result from federally funded projects with funds being generated from the Federal Highway Bill and gasoline taxes.  While existing projects continue, we experienced a slow down in awarding of new transportation related projects due to the lack of state funds.  Additionally, due to funding constraints, the portion of the transportation segment serving the army corps of engineers was generally weak.  Since the beginning of the year, as a result of the federal infrastructure stimulus program we have seen a material improvement in quoting activity in this area, including strong demand from the Army Corps of Engineers for major projects which will be starting in the second half of 2009 and will last well into 2010.

Petrochemicals is our fourth largest end market accounting for 13 percent of 2008 rental revenue.  Petrochemical projects tend to primarily relate to maintenance and expansion, facility efficiency improvements or new process implementation.  In 2008, consistent with our industrial marine segment, projects moved forward based on perceived view of long-term supply and demand dynamics rather than shorter term spot markets.  Specifically, we worked with many of the major petrochemical producers on a variety of maintenance and expansion projects, certain of which are continuing, including the $6 billion Marathon Oil refinery in Garyville, Louisiana for which we have several crawler cranes on site already, a number of which are over 200 tons in lifting capacity.  Thus far in 2009, new starts have been delayed as projects are being put on hold due to economic uncertainty and the availability of credit.

The remaining 12 percent of our 2008 rental revenue is generated from general building projects, sewer and water, and other activity.  Activity in this area decreased versus 2007.  However, while these markets are diverse, projects in this area tend to be both shorter term in nature and utilize our lighter lift capacity equipment which tend to generate lower dollar profits.  The Federal Stimulus Plan is focusing heavily on water treatment facilities and we are starting to see quoting activity for larger projects in this area.  Notwithstanding our rental revenue backlog at December 31, 2008, as well as an increase in quoting activity during the first quarter of 2009, we have maintained a keen focus on managing our costs.  This includes proactively reducing headcount, eliminating discretionary expenses, decreasing the use of third party vendors that were performing maintenance on our cranes and drastically reducing overtime and the associated expenses.  We believe these actions are prudent in light of the current macro economic environment and will not detract from the long-term value of the business.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Regarding our strategy of selling off lighter lifting capacity cranes, in 2008, we have sold 23 older, lighter capacity cranes and attachments all of which were manufactured between 1966 and 1981 bringing net cash proceeds from crane sales to a total of $8.4 million.  While our total 2008 crane sales were less than what we had originally forecasted, we are pleased to report a significant amount of crane sales activity in the first quarter of 2008 at levels exceeding orderly liquidation value.  We continue to experience strong sales in our used equipment business primarily coming from international customers including India and South America.  The average lifting capacity of the cranes that we sold was 154 tons.  The relationship between the sale price of the equipment and the orderly liquidation value has exceeded Essex Crane’s historic experience.  We remain focused on our strategy of reinvesting the proceeds from these asset sales in heavier lifting capacity cranes, which we believe will continue to drive our earnings growth.

In 2008, we purchased $21.2 million in new cranes, making the total investment in new cranes since January 2007 more than $40 million.  The average lifting capacity of the new cranes purchased in 2008 was 295 tons.  We estimate that the average payback on these new cranes purchased will equal less than five years and that the economic life of this new heavy lift equipment approaches 50 years when properly maintained.  As we focus on these sales and purchases we will see that the average age of the fleet will continue to decline.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Before turning the call over to Marty Kroll, I want to state once again how pleased we are with our 2008 results and our long-term prospects.  These results exhibit Essex’s attractive growth and high free cash flow model including:

1.)	infrastructure end markets with robust demand;
2.)	a (leveragable) cost structure;
3.)	strong free cash flow;
4.)	the payback, both immediate and, we believe, longer term from investments in new heavy lift rental equipment;
5.)	the long useful lift of Essex’s crane fleet; and
6.)	a very strong and focused management team with significant equity ownership.

I will now turn the call over to Marty Kroll, Chief Financial Officer of Essex Rental Corp., to discuss fourth quarter and year end financial highlights.

Marty Kroll:
Thanks, Ron.  First, before I review the fourth quarter and full year results, I would like to note that the operating results which I will discuss relate to Essex Crane Rental Corp., the operating subsidiary of Essex Holdings and Essex Rental Corp.  Management believes that one of the key business metrics is Rental EBITDA and that Rental EBITDA figures referred to in this discussions have been reconciled to Income from Operations in our press release issued this morning, where we initially disclosed Essex’s fourth quarter and 2008 year end results.  As Laurence mentioned earlier, the acquisition of Essex Crane Rental Corp was consummated on October 31, 2008.

Essex Crane’s total rental related revenue for the fourth quarter 2008, which included revenue from rentals, repair and maintenance and transportation services, but excludes used rental equipment sales rose 10.2 percent to $19.4 million from $17.6 million in the fourth quarter 2007.  This increase in total rental related revenue was primarily driven by a 16.9 percent increase in equipment rental revenue to $15.9 million for the three months ended December 31, 2008 from $13.6 million in the comparable quarter in 2007.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

For the fourth quarter ended December 31, 2008, the average monthly rental rate was $22,805, a 28.6 percent increase from $17,740 in the fourth quarter 2007.  On a days method for the quarter ended December 31, 2008, the total number of actual crane rental days in the fourth quarter of 2008 was 73 percent down from 75.2 in the same period last year.

SG&A expenses were $2.9 million, representing 15 percent of total revenues excluding used rental equipment sales for the fourth quarter, compared with $2.3 million or 13.2 percent of total revenues (excluding used rental equipment sales) for 2007.  The SG&A expenses for 2008 excluded $4.0 million of one time expenses associated with Essex Crane with the sale of Essex Crane.

Rental EBITDA, excluding one-time expenses of $4.0 million associated with the sale of Essex Crane, increased by 20.4 percent to $11.2 million for the quarter ended December 31, 2008 from $9.3 million in the fourth quarter of 2007.

In the fourth quarter, Essex invested $2.8 million in new heavier lift cranes, replacing older cranes with lighter lift capacity, which typically have lower utilization and rental rates than heavier lifting capacity cranes.

Essex Crane’s total rental related revenues for the year ended December 31, 2008 which included revenue from rentals, repair and maintenance and transportation services, but excludes used rental equipment sales, increased 19.2 percent to $76.9 million from $64.5 million for the comparable period in 2007.  The increase was primarily driven by a 26.6 percent increase in rental revenue to $61.8 million from $48.8 million in 2007.

For the year ended 2008, the rental utilization ratio using the more conservative days method or the total number of crane rental days equals 72.5 percent total days available, up from 72.1 percent for the same period last year.  The average monthly crane rental rate increased 31.4 percent to $21,382 for the 12 months ended December 31, 2008 versus $16,266 for the same period last year.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

For the 12 months ended December 31, 2008 rental EBITDA increased by 30.2 percent to 41.8 million.  That’s after deducting 2.2 million of pro forma public company expenses but excluding one time charges totaling 5.2 million for the year associated with the sale of Essex Crane versus rental EBITDA of 32.1 million in 2007.

Reconciliation of Operating Income to Rental EBITDA includes an add back of the one time, non-cash goodwill write off in the fourth quarter and the full year 2008 in accordance with financial accounting standards.  The goodwill write off is fully discussed in Essex Rental Corp.’s 10-K filing to be filed with the SEC later today.

Based on current market conditions, in 2009 we are managing the business to generate a 15 to 20 percent after tax free cash flow return on approximately $80 million of equity capital invested in the business.  Free cash flow is computed after funding all interest, cash taxes, maintenance and discretionary growth capital expenditure.  This free cash flow approximates between 90 cents to $1.20 per common share.  We continue to believe that this metric is a good indicator of the powerful free cash flow characteristics of our business.  It is our present intention to use this cash to pay down debt and continue to repurchase our shares and warrants.

In regard to the $12 million stock and warrant repurchase program announced late in the third quarter, we have bought back approximately $1.4 million warrants and a limited number of common shares.  We have spent a total of approximately $1.8 million and plan to continue this repurchase program.  Our plan is not expected to let the repurchase program to impact Essex’s strategy to continue to invest and reposition the fleet towards higher lifting capacity and higher rental rate equipment.

As of December 31, 2008 we had $137.4 million of debt outstanding under our $190 million five-year credit facility.  We have locked in the interest rate on approximately $100 million of our debt for a four year period at 4.96 percent.  The interest rate on the remainder of our debt outstanding is one month LIBOR plus 225 basis points for approximately 2.75 percent at current interest rates.  Our debt is a five-year revolving credit facility with no amortization.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Operator, we would like to open up the call for questions-and-answers.

Operator:
At this time, if you would like to ask a question, press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Your question will be taken in the order that it is received.  Please standby for your first question.

And our first question comes from the line of (Scott Schneeberger) with Oppenheimer.

(Scott Schneeberger):	Thanks. Good morning. And congratulations on your solid 2008, guys.

Ron Schad:	Thanks, Scott.

Marty Kroll:	Thanks, Scott.

(Scott Schneeberger):	I guess, I’d like to start out in the backlog, what type of mix of business… thanks for outlining you know the mix of your segments….currently, how should we see that shifting into 2009?

Ron Schad:
Scott, I think on the mix side we are hopeful that in 2009 and into 2010 that transportation segment will grow.  We saw you know less than what we would have expected in 2008 in the category primarily due to funding constraints coming out of the states not being able to match funds.  And you know particularly some of the work in Louisiana that we had expected to take place from the Corps of Engineers didn’t happen due to funding constraints.

Now, we’re seeing Louisiana’s worked out its problems and many of the states combined with the stimulus program from the current administration is helping that segment.  So that segment we see improving and growing.  And in our general and the last bucket of our general building we include sewer and water in that category.  And there’s a nice amount of sewer and water stimulus package work in that program so we expect that to grow as well.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

The petrochemical and the industrial marine group are a little bit more dependent on the rising oil prices and demand there.  We’ve seen some good things there.  Prices have come up some.  And we expect that you know a lot of forecasters are predicting that oil prices will continue to rise to some more moderate level.  That will give the confidence in the offshore fabricators and the work, as well, for them to grow their businesses.  So those two, we’re confident will continue.  And then in our wind and the power segment, the wind segment is becoming a larger portion of our business there, especially with our investment in larger cranes.  So I expect that one to grow as well, you know with the wind work coming on.

(Scott Schneeberger):
Thanks, Ron.  Could you remind us how you think about backlog?  You mentioned that the quoting activity saw the normal uptick you would expect from the first quarter, could you talk about how that translates to your backlog and is it going to be back half weighted due to anticipation in the stimulus, is that what you’re seeing in the quoting?  Or do you feel fairly consistent throughout the year?

Ron Schad:
No.  I think our backlog is, if you recall, the run out of our current contracts and our current contracts, if you recall our business runs anywhere typically from a six to an 18-month or longer contract.  So it’s the run out of those contracts and then typically contractors are not real good at forecasting how long the project takes and it might actually take longer than they expected it too and so we get that additional run out.  And then, of course, the backlog is the new business that hasn’t started yet and it’s additional pull on the business going forward.

That quoting activity would not include any – be included in the backlog and it usually indicates work that’s coming you know in the next two to four month period.  So you know we won’t see its positive impact on our backlog, I would say into the latter half of 2009.

(Scott Schneeberger):
Well, thanks.  And could you just discuss a little bit of you know price versus utilization dynamic that you’re seeing in the crawler industry and of course, that’s exclusive of mix shift.  Well, you can answer it both ways.  But have just pricing put in place has that remained robust?  Or are we beginning to the impact for the economic concerns slip in there?

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

Ron Schad:
Yes, the economic concern is causing some price pressures.  So you know it is relative to the flowing of the demand caused by the uncertainty of the economic condition has put some pressure on pricing.  But that’s where our marketing and our ability to identify projects far enough in advance where we have the right equipment attributes, the right mix, the right location, the service and support, the projects better and the right relationships are very important because they give us an opportunity to use those tools to fend off the pricing pressure that’s being put on by competition.

(Scott Schneeberger):
Good.  Thanks.  And one more final from me, kind of a double headed question.  Could you address the fleet age?  I imagine it’s still in the ballpark of 17 years.  And just discuss what you’re seeing as far as trends in demand from you mentioned India, South America, as far as the used equipment rental market goes.

Ron Schad:
Sure.  Fleet age for us has actually come down on a weighted average, I think, we’re down to I think 15 to 16 years for our fleet and that’s highly due to the large investment, the $21.4 million last year, and over $40 million in the last two years.  That’s driven the age down.  And that combined with the sale of many of these older cranes offsetting that.  The international markets, the demand for the traditional cranes, the older cranes that we’re selling out of our fleet is very high.  And those economies, as well, are looking at ways to continue to fund their growth but do it with a together budget.  And at the end of the day, the older lifting cranes – lift cranes for them give a very economical way of making a lift compared to buying new equipment.

So we’ve talked to people that we sell cranes to or have sold cranes to have stopped ordering new equipment and are continuing or only using their budget for equipment expansion on used equipment.  So we’ve got some good relationships there that we hope will continue the opportunity to sell them equipment.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

And then if you look, also (Scott) at used equipment opportunities on shore with some of the stimulus bill work, particularly heavy highway and some of the Corps work will result in people putting together crane barges, more of these fixed installations for cranes.  And again, they typically, for those type of activities like the older midsized cranes that we’ve been harvesting out of our fleet.  So we see some sale opportunities coming from that direction as well.

(Scott Schneeberger):	Thanks so much. Good luck with the New Year.

Ron Schad:	Thank you.

Marty Kroll:	Thanks, Scott.

Operator:	Our next question comes from the line of Ivan Sacks with Ivan Sacks Company.

(Ivan Sacks):	Hi, there, Ron. Congratulations on great results. This is a good contrast to the actual economy.

Ron Schad:	Thank you.

(Ivan Sacks):
I appreciate any good news.  Anyway, Ron, my question – one question I have is have you seen any specific actions by the Obama administration that you feel can assist Essex’s business?  And if yes, when do you think this could materialize?

Ron Schad:
Well, I mean, the one that jumps obviously that we keep hearing about is all of the highway build.  But I’ll say even more specifically the new build that was just passed included confirmation of the tax credits for wind farms for three years.

And the wind people that we talked to say that’s very helpful because in the past we’ve only seen sort of one-year guarantee on the tax credits.  And it was very difficult for the wind farms to get financing and became more difficult with the credit crunch the people – the owners of those farms to get their financing in place when they could only count on a one-year tax credit and having to make sure that the wind farm got up and running and they were able to grab that tax credit in the year that it was available.  Providing a three-year stimulus gives them a broader window to work their financing and actually get their wind farm off and running and get that.  So we’re hearing that as that takes hold a lot of the wind farm activity will go forward.  So that’s a real specific positive that I think the Obama administration’s done.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

The other – besides the highway work we saw actually more than we had expected in some areas in sewer and water in the stimulus bill.  And that’s been a long term opportunity that we’ve been looking for and some of those projects are quite large.  So I’d say that’s another specific that stimulus bill is looking in the right place.  There’s a lot of push for alternative energy, cleaner water, cleaner environment.  You know we’re expecting to have the benefits of some of that environmental spill over into cleaning up power plants.  Remember, when we put big scrubbers and precipitators on existing power plans.  That’s very big crane work requiring several of our large cranes, and we like that work.

(Ivan Sacks):	Have any of these like in terms of materialization of these particular things, do you see that happening within the next 12 months, 18 months?

Ron Schad:	Yes, particularly the wind …

(Ivan Sacks):	(inaudible) that you’ve been doing has it been in regard to some of this all ready?

Ron Schad:
Yes.  The next 12 months we think, particularly the wind, some of the highway heavy bridge work and – will happen in the next 12 months.  The impact in driving work for the power plants and some of the sewer and water may take a little longer.

(Ivan Sacks):
Thank you, Ron.  And then finally, just was I correct when Marty said that is there still $10 million left in your purchase – your authorization to purchase back stock?  That you’d approximately purchased $1.7 million.

Ron Schad:	One point $8 million and $12 million was the announced program. That wasn’t necessarily a one-year program but yes, we are continuing that.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

(Ivan Sachs):	So you’ve still got about $10 million of firepower.

Ron Schad:	Correct.

Marty Kroll:	Right.

(Ivan Sachs):	OK. Very good. Thank you so much.

Operator:	Our next question comes from the line of (Berke Bakay) with BBS Capital.

(Berke Bakay):
Good morning, guys.  First off, congratulations on the great results.  My question is – most of my questions have been asked and answered, but I like to ask you about getting an update on getting listed with NASDAQ, where are you standing with that?

Ron Schad:	Laurence.

Laurence Levy:
Berke, hi, this is Laurence.  I’ll give you a quick update on that.  We have been working very actively over the last several weeks on the NASDAQ application and it has proven to be a little more challenging than we’d actually anticipated.  The first hurdle was to give comfort about the number of shareholders in Essex.  And we had to go through a series of iterations of proving that to NASDAQ and they have now indicated to us that they are comfortable with that.

The next threshold that we do have to meet with them is that the big price on our stock needs to close at $4 per share and hopefully in the foreseeable future that will occur.  It is our understanding at that point that NASDAQ will then give approval to the company.  We’ve met all of the other criteria.  We understand them.  And we look forward to that in the foreseeable future.

(Berke Bakay):	Well, that’s good news. So it seems like the only thing that is holding you back from betting on Nasdaq is the bid price of the stock of being $4.

Laurence Levy:	It is our understanding that is correct, Berke.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

(Berke Bakay):	OK. My next question is you know you guys gave a free cash flow guidance for the year 2009. What is the growth related and maintenance related cap ex imbedded in that ’09 free cash flow guidance?

Laurence Levy:	Ron, would you like to address that, how much our planned cap ex is?

Ron Schad:
Yes, I mean as I talk about these business, there’s a number of levers we can pull.  You know that is one of the levers.  I would say it definitely – we’ve all ready spent several million dollars in the first quarter on new cranes.  We’ve also had some crane sales.  But we’ve purchased more new cranes than we’ve sold and we’re continuing to grow the business.

Now, as we go forward throughout the remainder of ’08 – I mean of ’09 and into 2010, we do have some flexibility with our manufacturers to adjust some of our purchases.  So you know we will watch that.  We’ll purchase more than we will sell.  That’s the other level we can pull.  But we will also watch the performance of the business, but we’re very comfortable with that projection and being able to continue to invest capital in equipment, more capital than we’re receiving from the sale of the equipment.  The specific number we’ve got some flexibility of how we manage that.

(Berke Bakay):	OK. I mean the purpose of my question is this you know obviously in 2008 you spent a little over $21 million and you had some sales, I guess the net number was about …

Ron Schad:	Yes, about 8.4.

(Berke Bakay):
Yes, a little less than 12-and-a-half million call it of a net investment.  What I’m trying to figure out is the description of the free cash flow guidance that you guys provided is after spending the maintenance cap ex and also growth capital expenditures.  So what I’m trying to figure is this a number that is derived after spending similar to ’08 levels or less than that, at least as a point in time guidance.

Ron Schad:	Similar to those levels. Maybe you know – similar to the levels of differential between crane purchase and crane sale.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

(Berke Bakay):
That obviously is a very strong number, then, because I guess the $14 million is the midpoint of your free cash flow guidance.  So if you put the growth cap ex back on that will give us around $26 million or so of discretionary capital which where your stock is it’s almost half of you could buy back half of your stock in a year if my math is correct?

Ron Schad:	We’re not really providing forward guidance to that level of detail.

(Berke Bakay):	Well, is there anything wrong with my math?

Ron Schad:	No. I think your math is correct.

(Berke Bakay):
OK.  And you know as a long time supporter and being a large shareholder I strongly you know recommend that you guys pursue on your buyback as you have been especially on the common stock and also at the warrant levels in light of a great debt you know that you have with the blended averages probably somewhere in the mid four percent range that has a lot of flexibility.  So it will be very accretive for you guys to purchase shares from people that approved this deal but maybe they’re in financial difficulties right now.  So basically you will be taking back the stock with their own money at 50 cents at the dollar.  So I would strongly encourage you guys to pursue that.

Ron Schad:
Yes, the comment I would add there is that you know we recognize that the investment in new cranes and the ability to expand our fleet has been a very good strategy for this business and we believe going forward will continue to be one.  There’s also going to be some buying opportunities in the marketplace.  You know we want to reserve our capabilities to makes sure we find the high growth opportunities there.

So you know we’re mindful of that. I’m going to pay a lot of attention to that as well as the share repurchase program.

(Berke Bakay):	Sure. I guess the good news is at the strength and free cash flow generation capacity of your business it looks like there could be room for all of these activities at the same time.

Ron Schad:	Correct.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

(Berke Bakay):	All right, guys. Well, keep up the great work and thank you very much.

Ron Schad:	Thank you.

Operator:	Your next question comes from the line of James Maletis with Maletis Partners.

(James Maletis):
(inaudible), excuse me.  A couple of questions.  Ron, would you give us your background?  And also you know background of what you do and how you’ve come to where you are.  And secondly, talk about the competition that you see, how effective they are, if you’re willing to discuss that?

Ron Schad:
Sure.  Real quick a recap of my background.  I’m an engineer by degree.  Born and raised in Wisconsin.  I went to UW Wisconsin Madison.  Straight out of college I went to work as an engineer for Manitowoc Company and worked in service and engineering and after market support and research and development into sales and marketing.  Was Vice President of Sales from 1992 through 1997 for Manitowoc’s worldwide sales.  And from ’97 to 2000 was the President/General Manager of what was at that time Mantiowoc’s crane business, the larger crawler crane business.  That was prior to their acquisition of Globe and (Poton).

In 2000, our largest owner/customer was Essex.  They were owned by – privately held by two individuals.  Kirkland Capital, a private equity group, and myself joined up.  We purchased the business in 2000.  I became CEO and built the management team that we have today, including Marty Kroll, who joined us early on 2001.  So both of our – all of our key managers are really people that I recruited in the early part of 2001 to 2002.

And you know put forth the strategy to change our position in the business to a supplier of the larger capacity, new higher capacity, higher utilization cranes and really focus on a national footprint for large projects with key customers and longer term rentals.

Competitively we don’t really find a direct match or comp in this business.  Most of the national players rent a variety of equipment, all different types of equipment and supply that equipment both manned and (bare).  And we’re only the (bare) rental model.  So we don’t really comp very well with those guys.  Most of those companies are really a collection of or growth of (montage) rental companies that have been put together over time and run themselves as you know large group of regional or local players.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

We approach the business because we have, we think, the best assets, this (bare) larger crawler crane rental niche market in a, I think, a much more professional business manner where we really are able to identify long strategies, long term opportunities for growth and then focus on them and focus with our customers on really doing one thing and doing it very well.

Where the competitors offer many things at a local level and don’t really, I think, focus as heavily on that national opportunity.  I think that’s kind of a quick overview but it answers sort of my background and some of the differences between the (inaudible).

(James Maletis):	Another question is your competition – excuse me – what is your biggest challenge that you have in your business?

Ron Schad:	You know biggest challenge is …

(James Maletis):	Or threat for that matter?

Ron Schad:	What’s that?

(James Maletis):	Or threat to your continued success?

Ron Schad:
You know we think there really isn’t a true threat.  We know that we serve a sector of construction that is continuing to grow and will grow over longer periods of time where contractors decide that this is the type of equipment particularly the equipment we provide, where they want to rent it rather than own it.  And yet, they want to control for the large projects how it’s used and so they want to control the operator and possibly the daily maintenance.  So we’re in a good position to provide that.  And we don’t see that trend changing much.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

In the future you know we’ll look at providing maybe more maintenance services and some of the other things to grow our business and to continue to be in step with the larger contractors as their needs evolve.  But we’re very confident that that’s a long – there really isn’t any threat to that – you know the longest – over the longer period of time you know I think we want to look at market outside of North America and continuing expanding our strategies.  So you know as something that we think a lot about is you know where do we go in the future?  How much bigger do we take the cranes and still maintain our broad base of customers?  And then what other markets can we serve possibly outside of North America and how do we approach those markets beyond just selling frames in the occasional deal where we really go with a partner customer offshore.

(James Maletis):	Can you speak to the competition at all?

Ron Schad:
You know the competition is to us you know it’s a real factor.  They’re there.  They’re not as focused as we are.  We get concerned when they set themselves up maybe without a good financing structure and have to act irrationally in tougher markets.  You know that’s – that is – gives us some discomfort, but over longer periods of time we think that’s also an opportunity and one we might be able to leverage and growth as we continue to do – take it as professional manner, manage your capital, look for growth opportunities, there may be some that actual improve our business by taking out some of these competitors who are you know facing more discomfort from the way their business is financed.

(James Maletis):
And finally – I’m sorry to dominate the question – Q&A – but would you say that your international opportunities are equal to, greater than, or less than your domestic business?  It sounds like it could be huge.

Ron Schad:
Yes, over some period of time the international opportunities would be huge.  They’d be greater than our current domestic business.  It takes a lot of work to get there and making the right choices which markets to go into but definitely the growth side of larger crawler cranes continue.  I mean you can look at some of the public manufacturers like Manitowoc and Terex, for example, and how much growth they’ve put into those developing countries.

Essex Rental Corp.
Moderator: Ron Schad
03-30-09/7:30 a.m. CT
Confirmation # 84362413

The rental models and the customers deciding whether they want to own equipment especially the large cranes, that’s all sort of in the early stages and there’s opportunities there for a company such as ours to work with the smaller rental companies or customers and develop a similar market as we have in the U.S.

(James Maletis):	I guess the final questions, sorry again, is the competition internationally would you see them as again effective competitors? Or you know how do you characterize that?

Ron Schad:
Yes, there’s a couple of large companies that try to go global.  We actually work with some of the people that comes to mind is like (Mahmud) who’s a global international player and we rent them often times in North America when they try to expand for projects into this continent.  But, in general, the competitors in the international markets are similar to what I described in the domestic market.  They’re not well established, all that well financed and all that well focused on the particular business that we go after.

(James Maletis):	Thanks very much.

Operator:	I will now turn the conference back to management.

Ron Schad:	OK. Is that the last question?

Marty Kroll:	Yes.

Ron Schad:
Well, thank you all for joining us today.  Thank you for the questions.  We enjoyed discussing those subjects with you and thank you for your continued interest in Essex.  If you have any further follow up questions, feel free to give us a call.  Thank you.

Marty Kroll:	Thank you,

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.
END